Exhibit 10.42*
(Form 10-K)
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
     This Amended and Restated Change in Control Agreement (“Agreement”) is made by and between Citizens Republic Bancorp, Inc., a Michigan corporation (“Corporation”), and
[                    ] (“Executive”).
     The Executive and the Corporation are parties to that certain Change of Control Agreement, dated as of [               ] (the “Original Agreement”). The Corporation now desires to make certain amendments to the Original Agreement as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or as deemed advisable to facilitate compliance with Code Section 409A.
     The Corporation anticipates the valuable services that the Executive will render on behalf of the Corporation and its subsidiary banks and is desirous of having some assurance that the Executive will continue as an employee and that, in the event of a possible Change in Control of the Corporation, the Executive will be able to perform the Executive’s duties without undue concern for the Executive’s personal financial well-being; and
     The Executive is willing to serve as an employee of the Corporation but desires assurance that in the event of a Change in Control of the Corporation, the Executive will continue to have the responsibility and status the Executive has earned.
     Accordingly, the Corporation and the Executive agree as follows:
     1. In order to protect the Executive against the possible consequences of a Change in Control of the Corporation, as defined in paragraph 2 of this Agreement, and thereby to induce the Executive to serve as an officer of the Corporation or a subsidiary bank the Corporation agrees that if (a) there is such a Change in Control of the Corporation and (b) the Executive experiences a “separation from service” from the Corporation or a subsidiary thereof within the meaning of Code Section 409A (a “Separation from Service”) under the circumstances described in paragraph 3 of this Agreement, then:
     A. The Corporation shall pay the Executive a lump sum amount in cash equal to the sum of (i) three times the Executive’s annual base salary immediately prior to the Change in Control (or if higher, the annual base salary on the date the Executive’s employment is terminated) and (ii) three times the greater of (x) the anticipated bonus amount under the Citizens Banking Corporation Management Incentive Plan to be earned in accordance with the plan in the year in which the Separation from Service occurs or (y) the highest bonus paid to the Executive in the last three full calendar years of such employment (such amount, the “Severance Payment”). The Severance Payment shall be payable within 60 days following the date of the Executive’s Separation from Service, provided that, except as provided with respect to an Anticipatory Termination (as defined in paragraph 3 below), in the event that the Executive is a “specified employee” within the meaning of Code Section 409A (with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”) as of the date of the Executive’s Separation from Service, the Severance Payment shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Code Section 7872(f)(2)(A) (“Interest”), on the first business day after the date that is six months following the Executive’s Separation from Service (the “409A Payment Date”). Notwithstanding the foregoing, in the event of an Anticipatory Termination, the Severance Payment shall be paid as follows: (i) if such Change in Control is a “change in control event” within the meaning of Code Section 409A, (A) except as provided in clause (i)(B), on the date of such Change in Control, or (B) if the Executive is a Specified Employee as of the date of the Executive’s Separation from Service, on the 409A Payment Date, and (ii) if such Change in Control is not a “change in control event” within the meaning of Code Section 409A, (A) except as provided in clause (ii)(B), on the first business day following the three-month anniversary of the date of such Anticipatory Termination, or (B) if the Executive is a Specified Employee as of the date of the Executive’s Separation from Service, on the 409A Payment Date. Interest with respect to the period, if any, from the date of the Change in Control until the actual date of payment shall be paid on the Severance Payment made in connection with an Anticipatory Termination.
     B. The Executive shall continue to be covered, at the Corporation’s cost, by the medical, dental and life insurance benefit plans that are in effect on the date of the Executive’s Separation from Service and that cover executive employees, for a period of thirty-six (36) months (the “Benefit Continuation Period”) after the Executive’s Separation from Service; provided, however, that such medical and dental benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Corporation reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Corporation shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, however, that if during such time period the Executive should enter into other employment providing comparable benefits, the Executive’s participation in such plans of the Corporation shall cease to the extent of the Executive’s coverage by the Executive’s new employer’s plans. Any such non-cash benefit that is tied to compensation shall be based on the Executive’s annual compensation averaged over the same period as applicable under paragraph 1.A of this Agreement.
     C. If the Executive was furnished with a club membership, that membership will be transferred by the Corporation to the Executive at no cost to the Executive on the date of the Executive’s Separation from Service, in which case the Executive shall, immediately following the transfer, become subject to the dues charges of the club. Notwithstanding the foregoing, if the Executive is a Specified Employee as of the date of the Executive’s Separation from Service, the Corporation shall continue to maintain the Executive’s club membership at the same level and rate as in effect on the date of the Executive’s Separation from Service until, and shall transfer such membership at no cost to the Executive on, the 409A Payment Date, in which case the Executive shall, during such period of delay, pay the dues charges of the club on behalf of the Corporation and, immediately following such delayed transfer, become subject to the dues charges of the club.
     D. All stock options and restricted stock previously granted by the Corporation to the Executive, whether or not then exercisable, shall become immediately vested and exercisable.
     E. For a period of one year following Executive’s Separation from Service, the Executive shall be entitled to outplacement services provided by an outplacement service provider designated by the Corporation. The cost of providing the outplacement services shall be borne solely by the Corporation, and shall be equal to the lesser of (i) 10% of the Executive’s annual base salary immediately prior to the Change in Control (or, if higher, the Executive’s annual base salary as of the date of the Executive’s Separation from Service) and (ii) $20,000.
     F. If the payment of any of the foregoing amounts or benefits (when added to any other payments or benefits provided to the Executive in the nature of compensation) will result in the payment of an excess parachute payment as that term is defined in Code Section 280G, then in such event, the Corporation shall pay the Executive an additional amount for each calendar year in which an excess parachute payment is received by the Executive (the “Gross-Up Payment”). The Gross-Up Payment is intended to cover the Executive’s liability for any excise tax imposed under Code Section 4999, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”) on such excess parachute payment, as well as federal and state income taxes and parachute tax on the additional amount, and shall be computed as follows:

A = Pt/(1 - T — t), where -

A	is the additional amount for any calendar year;

P	is the amount of the excess parachute payment for the calendar year in excess of the allocable base amount as defined in Code Section 280G(b)(3);

T	is the effective marginal rate of federal and state income tax applicable to the Executive for the calendar year; and

t	is the rate of parachute tax under Code Section 4999.

The effective marginal rate of federal and state income tax shall be computed as follows:

T = F + S(l - 0.8F) + m, where -

F	is the highest marginal rate of federal income tax applicable to the Executive for the calendar year;

S	is the highest aggregate marginal rate of state income tax applicable to the Executive for the calendar year in the state or states and municipalities to which the Executive is then required to pay income taxes as a result of the Executive’s employment by the Corporation; and

m	is the employee’s portion of the Medicare tax, currently 1.45%.
Payment of the Gross-Up Payment shall be made to the Executive on or before December 31 of each calendar year for which an excess parachute payment is received by the Executive, provided, that in the event the Executive is a Specified Employee as of the date of the Executive’s Separation from Service, the Gross-Up Payment shall be made to the Executive on the 409A Payment Date, if later.
     G. Subject to the provisions of paragraph 1.G, all determinations required to be made under these paragraphs 1.E, 1.F and 1.G, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, LLP or such other certified public accounting firm reasonably acceptable to the Corporation as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been an excess parachute payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to paragraph 1.G and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.
     H. The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Corporation any information reasonably requested by the Corporation relating to such claim, (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and (iv) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 1.H, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation pays such claim and directs the Executive to sue for a refund, the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment calculated as described in paragraph 1.F; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of a payment by the Corporation of an amount on the Executive’s behalf pursuant to this paragraph 1.H, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of this paragraph 1.H) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Corporation of an amount on the Executive’s behalf pursuant to this paragraph 1.H, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     2. For purposes of this Agreement, a “Change in Control” shall mean:
     A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subparagraph A, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph C of this paragraph 2; or
     B. Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of

Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board of Directors of the Corporation; or
     C. Consummation of a reorganization, merger, share exchange or consolidation or sale of other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the time of the execution of the initial agreement, or of the action of the Board of Directors of the Corporation, providing for such Business Combination; or
     D. Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
     3. Executive’s Separation from Service shall be as described in this paragraph 3 if the Separation from Service results from the Executive’s termination of employment at any time within 3 months prior to (such termination of employment, an “Anticipatory Termination”), on the date of, or within 24 months after a Change in Control of the Corporation as defined in paragraph 2 of this Agreement either by (a) involuntary dismissal by the Corporation; or (b) the Executive’s constructive termination as described in the following sentences of this paragraph 3. If (i) there is a significant reduction in the scope of the Executive’s authority or in the extent of the Executive’s powers, functions, duties or responsibilities, or (ii) the Executive’s annual rate of compensation is reduced or fringe benefits, including relocation benefits, are not provided to the Executive on a basis commensurate with other executives of the Corporation and its subsidiary banks, or (iii) there are changes in the Executive’s responsibilities for the Corporation which require moving the Executive’s job location to a location outside of the State of Wisconsin, then the Executive shall be entitled to give written notice thereof to the Board of Directors of the Corporation. If within 60 days following such notice, the Executive and the Board of Directors of the Corporation do not resolve the Executive’s concerns to the satisfaction of the Executive (the Executive’s satisfaction or dissatisfaction to be communicated to the Board of Directors of the Corporation in writing within such 60 days), the Executive’s employment shall be deemed to be constructively terminated at the end of such 60-day period, provided that Executive in fact experiences a Separation from Service.
     4. The specific arrangements referred to above are not intended to exclude the Executive’s participation in other benefits available to executive personnel of the Corporation generally or to preclude other compensation or benefits as may be authorized by the Corporation’s Board of Directors from time to time provided however, Executive shall not be eligible to receive any benefits under the Corporation’s Severance Pay Plan if Executive receives the severance amount and other benefits under this Agreement.
     5. As partial consideration for the above, the Executive agrees not to disclose any confidential information about the Corporation and its operation to which the Executive was privy during the course of the Executive’s employment by the Corporation. Further, the Executive agrees not to accept employment or consult for or otherwise assist any competitor of the Corporation for a period of 24 months following the Executive’s Separation from Service. For purposes of the foregoing, “competitor” means any financial institution that conducts business from any location within 50 miles of any location at which the Corporation or any subsidiary bank had an office on the day immediately prior to the day on which the Change in Control of the Corporation occurred.
     6. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties.
     7. Any payment or delivery required under this agreement shall be subject to all requirements of the law with regard to withholding, filing, making of reports and the like, and the Corporation shall use its best efforts to satisfy promptly all such requirements.
     8. Notwithstanding anything contained herein to the contrary, this Agreement shall be terminated and no benefits to the Executive shall be payable if, at any time, the Executive shall resign voluntarily (other than as provided in paragraph 3), retire at or after normal retirement age, become incapacitated, voluntarily take another position requiring a substantial portion of the Executive’s time, or die. This Agreement also shall terminate upon termination for cause of the Executive’s employment as an officer of the Corporation or any subsidiary bank by the Incumbent Board. For purposes of the foregoing, “termination for cause” means termination due to the Executive’s conviction of a felony, a determination that the Executive is guilty of sexual harassment of another employee, the Executive’s proven embezzlement from the Corporation or a subsidiary bank, the Executive’s gross misconduct or incompetence, the Executive’s disclosure of confidential information of the Corporation or intentional assistance of a competitor of the Corporation (as defined in paragraph 5), or any other activity of the Executive which has or may have a material adverse effect on the finances or business reputation of the Corporation or a subsidiary bank.
     9. Any and all disputes, controversies or claims arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall, upon the request of either party, be submitted to and settled by arbitration in the State of Michigan pursuant to the Voluntary Labor Arbitration Rules, then in effect, of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties involved). The parties hereto specifically agree to arbitrate with the other party in a proceeding with regard to all issues and disputes, and to permit pre-hearing discovery in the time and manner provided by the then applicable Federal Rules of Civil Procedure. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notice of the demand for arbitration shall be filed, in writing, with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question arose where the party asserting the claim should reasonably have been aware of the same, but in no event later than the applicable Michigan or federal statute of limitations. The arbitrator shall have no power to add to, subtract from, or alter the terms of this Agreement, and shall render a written decision setting forth findings and conclusions only as to the claims or disputes at issue. Any award by the arbitrator shall be final and conclusive upon the parties, and a judgement thereon may be entered in the highest court for the forum, state or federal, having jurisdiction. All expenses of the arbitration process shall be borne by the Corporation. The Corporation shall reimburse the Executive for the reasonable fees of legal counsel as incurred (within ten days following the Corporation’s receipt of an invoice from the Executive), at any time from the effective date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the effective date of this Agreement) in connection with arbitrating the enforcement of any of the Executive’s rights under this Agreement. However, in no event shall the Executive be entitled to retain any fees so reimbursed if the claim brought by the Executive against the Corporation is in the arbitrator’s sole determination frivolous or was brought in bad faith, and the Corporation will be entitled to seek repayment from the Executive for such fees after such determination by the arbitrator. In order to comply with Code Section 409A, in no event shall the payments by the Corporation under this paragraph 9 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Corporation is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Corporation is obligated to pay in any other calendar year, and the Executive’s right to have the Corporation pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
     10. Within the time period permitted by the applicable Treasury Regulations, the Corporation may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Code Section 409A.
     11. The invalidity or unenforceability of any provision of this Agreement shall not affect the enforceability or validity of any other provision hereof.
     12. This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed in this Agreement. This Agreement may be amended only in a written document signed by both the Corporation and the Executive.
     13. This Agreement shall be governed by the laws of the State of Michigan. This Agreement has been executed by the parties effective as of February 26, 2008.

CITIZENS REPUBLIC BANCORP, INC.	EXECUTIVE

By:

Date: February 26, 2008	Date: February 26, 2008